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                                                                    EXHIBIT 23.1

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in (i) the Registration Statements (Form S-8 Nos. 333-1872 and 333-31641) pertaining to the 1995 Stock Option Plan, as amended, the Employee Stock Purchase Plan, and the 1995 Non-Employee Directors' Stock Option Plan of CyberCash, Inc. and (ii) the Registration Statement (Form S-3 No. 333-34303) relating to the Common Stock issuable upon conversion of the Company's Series C Convertible Preferred Stock, of our report dated March 13, 1998, except for Note 13, as to which the date is March 16, 1998, with respect to the consolidated financial statements of CyberCash, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 1997.

                                                           /s/ Ernst & Young LLP

Vienna, Virginia

March 25, 1998





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